Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIMERIS, INC.

TRIMERIS, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is TRIMERIS, INC.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 7, 1993.

THIRD: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Corporation’s Fifth Amended and Restated Certificate of Incorporation as follows:

1. Article First of the Corporation’s Fifth Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“FIRST. The name of the Corporation is SYNAGEVA BIOPHARMA CORP.”

2. Section A of Article Fourth of the Corporation’s Fifth Amended and Restated Certificate of Incorporation is hereby amended by adding the following part 5:

“5. Reverse Stock Split. Upon the filing of this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified into a smaller number of shares such that each five shares of the Corporation’s issued and outstanding Common Stock immediately prior to the Effective Time are reclassified into one validly issued, fully paid and nonassessable share of Common Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time (after aggregating all fractional shares of Common Stock issuable to each such holder), shall be entitled to receive cash in an amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction of a share by the closing price of a share of Common Stock on the NASDAQ Global Market on the last trading day immediately preceding the date of filing of this Certificate of Amendment of Fifth Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

Each certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without any action on the part of the holder thereof, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by its Chief Executive Officer as of the 2nd day of November, 2011.

TRIMERIS, INC.

By:	/s/ Martin Mattingly
	Name:	Martin Mattingly
	Title:	Chief Executive Officer

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